Exhibit 99.1

PANAMSAT HOLDING CORPORATION COMMENCES OFFER TO
PURCHASE AND CONSENT SOLICITATION

WILTON, CT, May 30, 2006 — PanAmSat Holding Corporation (NYSE:PA) announced today that it is commencing an offer to purchase and consent solicitation for any and all of its outstanding 10 3/8% Senior Discount Notes due 2014. The aggregate principal amount at maturity of the notes is $416.0 million and the accreted amount of the notes as of June 26, 2006 (the expiration date) will be $296.6 million.

The offer to purchase will expire at 12:00 midnight, New York City time, on June 26, 2006, unless extended. The consent solicitation will expire at 5:00pm, New York City time, on June 12, 2006, unless extended.

Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the notes and the indenture governing the notes, which will eliminate among other things substantially all of the restrictive covenants and certain events of default in the indenture.

The purchase price for each $1,000 principal amount at maturity of notes validly tendered and not revoked on or prior to the expiration date of the offer to purchase will be $720.12 (which represents 101% of the accreted value as of June 26, 2006). If the offer to purchase is consummated, PanAmSat will make a consent payment of $7.13 for each $1,000 principal amount at maturity of notes for which consents have been validly delivered and not revoked on or prior to the expiration date of the consent solicitation for an aggregate consideration of $727.25 (which represents 102% of the accreted value as of June 26, 2006). Holders who validly tender their notes after the expiration date of the consent solicitation will receive only the purchase price for the notes but not the consent payment.

The terms of the offer to purchase and consent solicitation, including the conditions to PanAmSat’s obligations to accept the notes tendered and consents delivered and to pay the purchase price and consent payments, are set forth in PanAmSat’s offer to purchase and consent solicitation statement, dated May 30, 2006. There are a number of conditions, including a majority of the aggregate principal amount at maturity of notes outstanding being tendered on or prior to the consent date, the consummation of the acquisition of PanAmSat by Intelsat (Bermuda), Ltd., a subsidiary of Intelsat, Ltd., the availability of sufficient funds to be raised from the offer and sale of newly issued notes, and the execution of a supplemental indenture on or prior to the initial acceptance date implementing the proposed amendments.

Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance and documentation may be directed to Deutsche Bank Securities Inc, 60 Wall Street, New York, New York 10005, Attn: Alexandra Barth at (212) 250-5655.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to PanAmSat’s plans to consummate an offer to purchase and consent solicitation with respect to the notes. These statements are based upon the current expectations and beliefs of PanAmSat’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond PanAmSat’s control and the risk factors and other cautionary statements discussed in PanAmSat’s filings with the Securities and Exchange Commission.

About PanAmSat

Through its owned and operated fleet of 23 satellites, PanAmSat Holding Corporation (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. PanAmSat AG. For more information, visit the Company’s Web site at www.panamsat.com.